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                                                                       Exhibit 5





                                                                   June 24, 2002



Daleco Resources Corporation
120 North Church Street
West Chester, PA 19380

                  Re:      146,301 Shares of Common Stock
                           Daleco Resources Corporation
                           -------------------------------

Gentlemen:

                  We have represented Daleco Resources Corporation (the "Company") in connection with the registration of 146,301 shares of the Company's common stock, par value $.01 utilizing Form S-8 Registration Statement ("Registration Statement") under the Securities Act of 1933, as amended, for issuance to Gary E. Ellison, special counsel to the Company, as specified in the Registration Statement.

                  We have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Company's Certificate of Incorporation, its bylaws, Minutes of Meetings of the Board of Directors, and such other materials as we consider necessary to support this opinion.

                  Based on this examination, we are of the opinion that the shares have been validly authorized, and that the shares will be legally issued, fully paid and non-assessable when the certificates therefore have been duly executed, countersigned and delivered.

                  We hereby consent to the reference to this firm in the Registration Statement under Item 5 of Form S-8. Interest of Named Experts and Counsel, and to the attachment of this opinion as an Exhibit to the Registration Statement.

                                 Sincerely,

                                 EHMANN, VAN DENBERGH & TRAINOR, P.C.



                                 By:      /s/ C. Warren Trainor
                                     --------------------------------------
                                          A Member of the Firm